Execution Copy

LICENSE AGREEMENT

This Agreement is dated as of December 16, 2008, and is between PureSpectrum, Inc., a Nevada corporation with its principal place of business at 340 Eisenhower Drive, Suite 610, Savannah, Georgia 31406-1616 ("Licensor"), and Litetronics International, Inc., an Illinois corporation with its principal place of business at 4101 W. 123RD Street, Alsip, Illinois 60803 ("Licensee").

WITNESSETH:

WHEREAS, Licensor is the owner of certain rights in the United States Patents and United States Patent Applications listed in Exhibit A attached hereto and any continuations, divisions, reissues, foreign patents, and foreign patent applications based thereon, as well as other Intellectual Property Rights associated with a ballast circuit for compact fluorescent lighting;

WHEREAS, Licensor represents that it has the right to grant a license to manufacture, use, and sell Licensor's ballast circuit for use in compact fluorescent lighting; and

WHEREAS, Licensee wishes to obtain, and Licensor is willing to grant, the herein contained limited right and license under Licensor's Intellectual Property Rights;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinbelow, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Definitions

As used in the Agreement, terms in this Agreement (other than names of the parties and Article headings) that begin with capital letters shall have the meanings specified in this Article 1.

1.01 "Affiliate" of a party means any Person, directly or indirectly, controlling, controlled by, or under direct or indirect common control with the party; and "control" means the direct or indirect ownership of more than 50% of the voting securities of another Person.

1.02 "Intellectual Property Right" means any and all intellectual property rights worldwide arising under statutory law, common law or by contract and whether or not perfected, including without limitation, all: (i) patents, patent applications and patent rights; (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask works rights, mask work applications, mask work registrations; (iii) rights associated with trademarks, service marks, trade or business names (whether or not any of these are registered), (iv) rights relating to the production of trade secrets and confidential information, including proprietary rights in trade secrets, know-how, designs or databases; (v) any rights analogous to those set forth in this paragraph and any other proprietary rights relating to intellectual property; and (vi) divisionals, continuations, renewals, reissues and extension of the foregoing (as and to the extent applicable) now existing, hereafter filed, used or acquired, and whether registered or unregistered existing anywhere in the world.

1.03 "Licensed Intellectual Property Rights" shall mean Intellectual Property Rights owned by Licensor, including, but not limited to, the patents and patent applications listed on Exhibit A.

1.04 "Licensed Products" shall mean and shall be limited to compact fluorescent light bulbs incorporating Licensor's ballast circuit in the form shown in Exhibit B attached hereto, and modifications thereof only as required for different wattage bulbs.

1.05 "Licensee Indemnitees" means Licensee, its Affiliates, their respective successors and assigns, and their respective officers, directors, employees agents and contractors, in their individual capacities or otherwise.

1.06 "Licensor Indemnitees" means Licensor, its Affiliates, their respective successors and assigns, and their respective officers, directors, employees agents and contractors, in their individual capacities or otherwise.

1.07 "Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, or other entity or governmental agency.

1.08 "Territory" shall mean the United States, Canada and Mexico.

2. License Grant

2.01 In consideration of the promises to pay royalties, and other covenants recited herein, Licensor hereby grants to Licensee for the term of this Agreement, a limited royalty bearing, non-exclusive license under the Licensed Intellectual Property Rights,

(i) to manufacture anywhere in the world and

(ii) to, use, import, offer to sell, sell, lease or otherwise dispose of within the Territory, only Licensed Products meeting quality standards as set forth in Section 3 below and Exhibit C attached hereto.

2.02 Licensee shall have no right to grant sublicenses under this Agreement. However, Licensee may have License Products manufactured for Licensee by its Affiliates or third party contractors. Such contractors shall have no right or license hereunder other than strictly required for providing Licensed Products to Licensee to be distributed or used by Licensee within the Territory.

3. Quality Standards

3.01 Licensee shall comply with the quality control standards and procedures described in Exhibit C attached hereto. Licensor shall have the right to amend its quality control standards and procedures from time to time upon written notice to Licensee; *provided, however*, that any such amendment shall not apply retroactively to any Licensed Products the manufacture of which has begun.

4. Royalties

4.01 In consideration of the grants and covenants made herein by Licensor, Licensee hereby agrees to make the following payments to Licensor.

4.02 Commencing with the effective date of this Agreement, Licensee shall pay to Licensor a royalty based on activities licensed under this Agreement, as follows:

scc/cp.31601.001.d160.v2

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US$0.10 (Ten Cents US) for each Licensed Product made, sold, or placed into use by Licensee.

4.03 In the event that Licensor desires to enter into a separate license agreement with a third party on consideration terms more favorable than those made to the Licensee under this License Agreement, then Licensor shall provide notice of the royalty rate and other provisions of the third party agreement providing consideration to Licensor to Licensee and Licensee shall have the right upon notice to Licensor to adjust the terms of this Agreement to adopt the same royalty rate and other provisions of the third party agreement providing consideration to Licensor to be effective as of the time the more favorable third party terms go into effect.

4.04 Licensee shall owe no royalty in connection with Licensed Products provided to Licensor for resale by Licensor.

5. Royalty Payments and Report

5.01 Liability for royalty payments shall accrue at such time as Licensee invoices its customers for the Licensed Products, or places Licensed Products into use. Licensee shall receive a credit against future royalties for returned goods. Except as provided herein, royalty payments shall be made by Licensee to Licensor on or before January 31, April 30, July 31, and October 31 of each year of this Agreement for royalty liability accruing during the preceding calendar quarter.

5.02 With each quarterly payment, Licensee shall furnish a royalty statement to Licensor in a form acceptable to Licensor, certified by a responsible corporate officer of Licensee, setting forth:

(i) the quantity of all Licensed Products that were sold to, or otherwise put into service by, any customer of Licensee during the preceding reporting period, and

(ii) a computation of the royalty paid.

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5.03 Payment in United States dollars for the royalties shown within the royalty statement shall be sent to Licensor at the address specified in this Agreement, or to such other address as Licensor shall, from time to time, specify to Licensee by written notice. For any transactions by Licensee made in any foreign currency, the conversion to United States dollars shall be made at the prevailing exchange rate for bank cable transfers at closing for the last day of such quarterly period by Citibank, N.A., New York City. In the event such exchange rate shall be discontinued, or become unavailable for any reason, the exchange rate issued by the largest bank in New York City in terms of assets, issuing an exchange rate, shall be substituted.

5.04 Licensee shall keep full, clear, and accurate records with respect to Licensed Products. Licensor shall have the right through its in-house representatives or certified public accounting firm, solely at the discretion of Licensor, to make an examination and audit during normal business hours, after at least ten days notice, and not more frequently than annually, of all such records and other records and accounts as may be recognized under accounting practices to contain information bearing upon the amount of royalty payable to Licensor under this Agreement. All costs and expenses of such inspection shall be paid by Licensor. Prompt adjustment shall be made to the proper party to compensate for any errors or omissions disclosed by such examination or audit. If the amount of such an error is greater than 5% payable to Licensor, Licensee shall also reimburse Licensor all reasonable costs and expenses incurred by the Licensor in connection with the inspection and audit notwithstanding anything herein to the contrary. Neither such right to examine and audit nor the right to receive such adjustments shall be affected by any statement to the contrary, appearing on checks or otherwise, unless such statement appears in a letter signed by the party having such right and delivered to the other party, expressly waiving such right.

5.05 Notwithstanding any other provision of this Agreement, Licensee shall furnish additional information Licensor may reasonably request from time to time to enable Licensor to ascertain the royalties due Licensor hereunder.

6. Term and Termination

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6.01 This Agreement shall be effective as of the date first set forth above, and shall continue and remain valid for the life of the last to expire of the United States patents listed (or patents issuing on the patent applications listed) on Exhibit A, or any divisionals, continuations, reissues thereof, or foreign counterparts in the Territory..

6.02 In the event of a breach of any of the terms or conditions of this Agreement by one of the parties, the other party shall give written notice of such breach to the party guilty for such breach. If such breach is not rectified within sixty (60) days of the mailing of such notice of breach, the party giving notice may, at its option, immediately terminate this Agreement by the giving of a written notice of termination.

6.03 If a party hereto shall make arrangements with its creditors for a composition of debts, or become bankrupt, whether voluntary or compulsory, or have a receiver appointed for substantially all of its assets, the other party shall be entitled forthwith to terminate this Agreement by giving of a written notice of termination.

6.04 Upon termination of this Agreement prior to expiration of the term of the Agreement under paragraph 6.01, Licensee shall cease to make, offer for sale, sell, import and use Licensed Products, provided however, that Licensee shall have the right to sell existing inventory of Licensed Products meeting the quality standards set forth herein; and Licensor and Licensee shall be relieved of all obligations under this Agreement except Licensee's obligation to pay to Licensor the full amount of all royalties that have accrued or otherwise due and payable at the date of such termination and on the sale of such inventory; and provided however, that Sections 5, 6, 7, 8, 9, 12, 14 shall survive termination of this Agreement.

7. Warranties

7.01 The Licensor warrants and represents to the Licensee that the Licensor has the legal right to enter into the terms of this Agreement.

7.02 Licensee warrants and represents to Licensor that Licensee has the unencumbered legal right to enter into the terms of this Agreement.

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7.03 Licensee warrants and represents that any and all contractors providing Licensed Products to Licensee pursuant to this Agreement will act only consistent with Licensee's obligations under this Agreement and will limit their activities as described in Section 2.02 above.

7.04 Licensor represents and warrants that the circuit design as set forth in Exhibit B, as provided by Licensor without modification or addition of subject matter, does not infringe upon the Intellectual Property Rights of others.

7.05 Licensor makes no representation that the Licensed Products are covered by any Licensed Intellectual Property Right.

7.06 Licensee represents and warrants that:

(i) The Licensed Products as made, sold or placed into use by Licensee (including, without limitation, any components contained therein) and the assembly and manufacture thereof conform to the Quality Standards of Exhibit C.

(ii) The Licensed Products as made, sold or placed into use by Licensee (including, without limitation, any components contained therein) do not infringe upon the Intellectual Property Rights of others; *provided, however,* Licensee shall not be responsible for any such infringement to the extent attributable to the circuit design as set forth in Exhibit B.

(iii) The Licensed Products as made, sold or placed into use by Licensee (including, without limitation, any components contained therein), and the manufacture thereof, materially comply with all applicable laws, regulations and industry standards, including, without limitation, all applicable quality and safety standards; *provided, however*, Licensee shall not be responsible for any non-compliance to the extent attributable to the circuit design as set forth in Exhibit B.

7.07 Export Control. Licensee acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the relevant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign

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countries without prior approval of such agency. Licensor neither represents that a license shall not be required nor that, if required, it shall be issued.

8. Indemnification

8.01 Limitation of Liability. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES AND AGENTS MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR VALIDITY OF LICENSED PATENTS. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, BUSINESS INTERRUPTION OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR THE DEATH OF OR INJURY TO ANY PERSON OR PERSONS OR OUT OF ANY DAMAGE TO PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER LICENSOR KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

8.02 Licensor shall defend, indemnify and hold the Licensee Indemnitees harmless from and against any third party claim or assertion arising from or incurred in connection with any of the following, and any liabilities, obligations, damages, injuries, penalties, fines, losses, costs and expenses (including, without limitation, attorneys' fees) arising therefrom:

(i) Any breach of Licensor's representations, warranties, covenants or obligations hereunder.

(ii) Any personal injury or property damage allegedly caused by or recalls allegedly necessitated by any defects in the design of the Licensed Products to the extent attributable to the circuit design as set forth in Exhibit B.

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(iii) Any allegation that the circuit design as set forth in Exhibit B, without modification or addition of subject matter, infringes upon any Intellectual Property Rights of others.

8.03 Licensee shall defend, indemnify and hold the Licensor Indemnitees harmless from and against any third party claim or assertion arising from or incurred in connection with any of the following, and any liabilities, obligations, damages, injuries, penalties, fines, losses, costs and expenses (including, without limitation, attorneys' fees) arising therefrom:

(i) Any breach of Licensee's representations, warranties, covenants or obligations hereunder.

(ii) Any personal injury or property damage allegedly caused by or recalls allegedly necessitated by any defects in the Products; *provided, however*, Licensee shall not be responsible for any defects in design to the extent attributable to the circuit design as set forth in Exhibit B.

(iii) Any allegation that the Products or any foreseeable uses thereof infringe upon any Intellectual Property Rights of others; *provided, however,* that Licensee shall not be responsible for any alleged infringement to the extent attributable to the circuit design as set forth in Exhibit B, without modification or addition of subject matter.

9. Infringement Litigation

9.01 Licensor shall have no obligation to file suit against any person for infringement of any Licensed Intellectual Property Rights.

9.02 Decisions to settle, compromise, or litigate any claim of infringement shall be solely at the discretion of Licensor.

9.03 Licensee shall promptly notify Licensor of any infringement of the Licensed Intellectual Property Rights of which Licensee becomes aware.

10. Patent Prosecution

10.01 Prosecution of all patent applications and other forms of intellectual property within the Licensed Intellectual Property Rights shall be solely at the discretion of Licensor.

11. Patent Marking

11.01 Licensee agrees that it will place patent markings sufficient to comply with applicable law on each Licensed Product, or on the other retail packaging (if used) for each

Licensed Product manufactured, sold, leased, or otherwise put into service by Licensee during the term of this Agreement to the extent Licensee receives notice from Licensor's agents and/or attorneys of applicable patent numbers or patent pending status to be marked on such products.

12. Arbitration

12.01 Any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement shall be solely and finally settled by arbitration, which shall be conducted in accordance with the Rules in Atlanta, Georgia, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type provided for in this Agreement. The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall decide the issues submitted to him in accordance with the provisions and commercial purposes of this Agreement, provided that all substantive questions of law shall be determined under the laws of the State of Georgia without regard to any conflicts of law principles.

12.02 The parties agree to facilitate the arbitration by: (i) making available to one another and to the arbitrator for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrator to be relevant to the dispute; (ii) conducting the arbitration hearing to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

12.03 Judgment on the award of the arbitrator may be entered in any court or forum having jurisdiction over the party against which enforcement of the award is being sought. The Arbitrator may award the prevailing party an award of attorney fees and costs including any fees/costs associated with the enforcement of any such arbitration award and/or court order(s)in his final award in accordance with what he deems just and equitable under the circumstances.

12.04 Anything herein to the contrary notwithstanding, without first seeking or obtaining any decision in arbitration, each party shall be entitled to (i) bring any claim or suit in

any court or forum of competent jurisdiction for the purpose of evidencing, enforcing, registering or defending its Intellectual Property Rights; or (ii) seek injunctive and other equitable relief in any court or forum of competent jurisdiction to enforce the provisions of this Agreement, in each instance even if a similar or related matter has already been referred to arbitration in accordance with the terms of this Section 12.

13. Trademarks and Domain Names

13.01 Neither party shall use the names, domain names or trademarks of the other party or any adaptation thereof, or the names of any employees of a party, in any advertising, promotional or sales literature without prior written consent obtained from said party, or said employee, in each case, except that the parties may disclose and publicize the existence of this Agreement, and Licensee may state that the Licensed Products are licensed by Licensor under the Licensed Intellectual Property Rights.

13.02 Within ninety (90) days from Licensee's internal approval of the design following the effective date of this Agreement, the parties will promptly schedule and attend a meeting to discuss possible participation by Licensee in Licensor's "Powered by PureSpectrum" cooperative marketing program, and possible use by Licensee of Licensor trademark rights pursuant to the program and a trademark license agreement.

14. Other Terms and Conditions

14.01 The benefits and obligations of this Agreement shall inure to and be binding upon Licensor and Licensee, their successors and assigns, and their Affiliates.

14.02 Licensee may not assign this Agreement without the prior written consent of Licensor, which will not be unreasonably withheld with respect to a proposed assignment to a successor to a controlling interest in Licensee or to an Affiliate of Licensee, but shall be in the sole discretion of Licensor as to any other proposed assignee, and any attempted assignment without such consent shall be void. Any change in control on the part of the Licensee shall be deemed to constitute an assignment of this Agreement by Licensee, and such change in control in

the absence of Licensor's prior written consent shall constitute an attempted assignment in violation of this Section 14.02 and shall give Licensor the right to terminate this Agreement.

14.03 This Agreement, all Exhibits hereunder, and all amendments, modifications, alterations or supplements hereto and thereto, and the rights of the parties hereunder and thereunder, shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, USA, without regard to any conflict of law principles.

14.04 Other than as expressly granted in this Agreement, no license or other rights are granted by this Agreement and no license or other right shall be implied from the terms of this Agreement.

14.05 Unless otherwise specified herein, all notices and other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid mail, return receipt requested, by an internationally recognized overnight courier service, or by confirmed facsimile transmission, to the intended recipient thereof at such party's address or facsimile number set forth below. Any such notice or communication shall be deemed to have been duly given immediately if given in person or by confirmed facsimile, or two business days after deposit with an internationally recognized overnight courier service, or five business days after posting by mail, and in proving same it shall be sufficient to show that the envelope containing the notice or communication was duly addressed, stamped and posted or that receipt of a facsimile was confirmed by the recipient. A party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

If to Licensor:

PureSpectrum, Inc.
340 Eisenhower Drive, Suite 610
Savannah, Georgia 31406-1616
Facsimile:
Attention:

With a copy to:

If to Licensee:

Litetronics International, Inc.
4101 W. 123rd Street
Alsip, Illinois 60803
Facsimile:
Attention:

With a copy to:

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Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Facsimile No.: 404-881-7777
Attention: Jeffrey E. Young, Esq.

Stahl Cowen Crowley Addis, LLC
55 West Monroe Street, Suite 1200
Chicago, Illinois 60603
Facsimile No.: 312-423-8187
Attention: Kevin R. Krantz, Esq.

14.06 The parties acknowledge that the relationship of Licensor and Licensee is that of independent contractors. Nothing contained in this Agreement shall be construed to place Licensor and Licensee in the relationship of principal and agent, master and servant, partners or joint venturers. Neither party shall have, expressly or by implication, and neither party shall represent itself as having, any authority to make contracts or enter into any agreements in the name of the other party, or to obligate or bind the other party in any manner whatsoever.

14.07 This Agreement, together with the Exhibits, embodies the parties' entire agreement with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties relating thereto.

14.08 No amendment of any provision of this Agreement shall be effective unless set forth in a writing signed by a representative of each party, and then only to the extent specifically set forth therein. Without limiting the generality of the foregoing, terms and conditions that may be included in any pre-printed forms of quotation or invoice shall have no effect, and neither Licensor nor Licensee shall have any rights thereunder or be bound thereby, unless a party's authorized representative agrees to such terms and conditions in writing.

14.09 All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable, it is the intention of the parties that the remaining terms hereof, or part thereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable

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provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid or unenforceable provision.

14.10 Neither party shall be deemed to have waived any of its rights, powers, privileges or remedies under this Agreement or at law unless such waiver is in writing executed by the party granting the waiver. Without limiting the generality of the foregoing, no course of dealing on the part of either party, nor any failure or delay by either party with respect to exercising any of its rights, powers, privileges or remedies under this Agreement or at law shall operate as a waiver thereof. No waiver by a party of any condition or the breach of any provision of this Agreement in any one or more instances shall be deemed a further or continuing waiver of the same or any other condition or provision.

14.11 Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision of this Agreement. A reference to a section shall include references to each of the subsections thereunder.

14.12 Licensor and Licensee represent and warrant that this Agreement has been entered into and signed by the officers whose signatures appear below with a formality and authority required for a binding agreement under the laws of their respective states of incorporation.

14.13 This Agreement shall be effective as of the date first above written..

14.14 The parties may, upon prior notice and approval of the parties, disclose and publicize the existence and general subject matter of this Agreement but shall maintain the financial terms of this Agreement in confidence; provided however, that they may disclose such terms as required by law, and to investors and potential investors in confidence.

14.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement effective as of the date first above written.

PURESPECTRUM, INC.

By: [signature]
Name: Lee L. Vanetti
Title: President / CEO

LITETRONICS INTERNATIONAL, INC.

By: ______________________
Name: ______________________
Title: ______________________

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement effective as of the date first above written.

PURESPECTRUM, INC.

By: [signature]
Name: Lee G. Vanatta
Title: President CEO

LITETRONICS INTERNATIONAL, INC.

By: [signature]
Name: Robert C Sorensen
Title: CEO

EXHIBIT A

U.S. Patents
7,388,334
7,235,932

U.S. Patent Applications
10/995,470 (2005-0134198)
12/277,014
12/178,397s
12/187,139

International Application

PCT/US2008/013218

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